Exhibit 99.1

News > Smith-Midland > Financial > September 2011
November 14, 2011

SMC Announces Financial Results for the Quarter Ended September 30, 2011

MIDLAND, Va. - Smith-Midland Corporation (OTCBB: SMID) announced the Company reported total revenue of approximately $6.1 million and a pre-tax loss of $631,000 for the three months ended September 30, 2011, as compared to total revenue of $9.0 million and pre-tax earnings of $1.5 million for the same period in 2010. The Company had a net loss of $470,000 for the three months ended September 30, 2011, as compared to net income of $901,000 for the same period in 2010. Fully diluted earnings (loss) per share were $(.10) for the three months ended September 30, 2011 and $.19 for the same period in 2010.

For the nine months ended September 30, 2011, the Company reported total revenue of approximately $20.9 million and pre-tax earnings of approximately $60,000 as compared to total revenue of $23.0 million and pre-tax earnings of $3.0 million for the same period in 2010. The Company had a net loss of approximately $27,000 for the nine months ended September 30, 2011, as compared to net income of approximately $1.9 million for the same period in 2010. Fully diluted earnings (loss) per share were $(.01) for the nine months ended September 30, 2010 and $.40 for the same period in 2010.

Rodney Smith, Chairman and CEO said “After defying the severe economic recession/depression during 2009 and 2010 with record breaking profits, two of our customer's largest projects were delayed during the third quarter of 2011. This significantly contributed to the Company's loss of profit during that period. We are now in full production on the first of these two projects.”

“Sales order closings for 2011 will be between 90 and 100 % of our goal for the year but too near the end of the year for production to enable us to meet our prior two years level of profitability.”

“It's important here to emphasize we are on a journey during which we are systematically transforming our company for long term success. Lean manufacturing is the leading edge of this transformation along with Superior Quality and Safety Always. Ashley Smith, your President and COO is providing high energy leadership for this transformational process, designed to yield consistent profitability and sharpen our competitive edge in the market place.”

“When Warren Buffett handed over the reins of GEICO to current CEO Tony Nicely in 1993, Mr. Buffett's' directions to Mr. Nicely were “I want you to run GEICO with the goal of where you want the company to be in 25 years.”

“Ashley Smith and I were two of the fortunate few to ever hear this directly from Mr. Nicely when he broke his “I don't give speeches” rule that had been in place for many years and addressed about 30 selected business people in May of 2011 in Harrisonburg, Virginia.”

“Mr. Nicely's speech is important to you because your management at Smith-Midland Corporation subscribes to the same philosophy as Warren Buffett and Tony Nicely. We operate the Company with a near term goal of a return to profitability as quickly as possible and with our 25 year goals clearly in front of us.”

Smith-Midland develops, manufactures, licenses, rents, and sells a broad array of precast concrete products for use primarily in the construction, transportation and utilities industries.

This announcement contains forward-looking statements, which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors which might cause such a difference include, but are not limited to, product demand, the impact of competitive products and pricing, capacity and supply constraints or difficulties, general business and economic conditions, the effect of the Company's accounting policies and other risks detailed in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

For more complete information on Smith-Midland Corporation, visit the Company's web site at SMITHDELAWARE.com.

Media Inquiries:
William A. Kenter
wkenter@smithmidland.com
Sales Inquiries:
info@smithmidland.com